Exhibit 10.1

LIMITED LIABILITY COMPANY AGREEMENT

OF

A-M GLOBAL LOGISTICS, LLC
This Limited Liability Company Agreement (this “Agreement”) of A-M GLOBAL LOGISTICS, LLC, (the "Company") is entered into effective as of October 15, 2014 by A-MARK PRECIOUS METALS, INC., a Delaware corporation as the initial sole member (the “Initial Member”).
WHEREAS, A-M Global Logistics, LLC was formed by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on October 15, 2014 pursuant to and in accordance with the Delaware Limited Liability Company Act, Title 6 of the Delaware Code, Section 18-101 et seq., as amended from time to time (the “Act”).
NOW, THEREFORE, the Initial Member agrees as follows:
1.    Name; Certificates; Registered Agent and Registered Office.
(a)    The name of the limited liability company is A-M Global Logistics, LLC. The term “Members” shall include the Initial Member and persons subsequently admitted as members in accordance with Sections 10 and 12 of this Agreement.
(b)    Thor Gjerdrum is hereby designated as an “Authorized Person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, her powers as an Authorized Person ceased, and the Initial Member thereupon became the designated Authorized Person and shall continue as the designated Authorized Person within the meaning of the Act. The Initial Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.
(c)    The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.
2.    Term. The term of the Company shall be unlimited, unless dissolved in accordance with the Act.
3.    Purpose. The Company is being formed for the purpose of engaging in any lawful act or activity for which a limited liability company may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

4.    Initial Member. The name and the business address of the Initial Member are as listed on Schedule 1 hereto.
5.    Management. The business and affairs of the Company shall be managed by the Members. The Members shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by a Member under the Act. Notwithstanding anything to the contrary in this Agreement, the Initial Member has the authority to bind the Company and is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person or entity.
(a)    The Company may have one or more of the following officers as determined by the Initial Member from time to time: President, Vice-President, Treasurer, and other officers the Initial Member may appoint from time to time. Any officer may be appointed and removed at will by the Initial Member, and shall perform those functions specified by the Initial Member.
(b)    The Initial Member may appoint, employ or otherwise contract with those other persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company, as it shall determine in its sole discretion.
6.    Capital Contributions. The Initial Member has contributed to the Company certain amounts, in the form of cash, property or services rendered, or a promissory note or other obligation to contribute cash or property or to render services, as described on Schedule 2 hereto.
7.    Additional Contributions. The Members shall contribute to the Company such additional amounts, as determined by the Members.
8.    Allocation of Profits and Losses. The Company’s profits and losses shall be allocated in proportion to the capital contributions of the Members.
9.    Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Members. Such distributions shall be allocated among the Members in the same proportion as their then capital account balances. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to a Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.
10.    Transfers. No Member shall, directly or indirectly, sell, transfer, assign, or otherwise dispose of or encumber its interest, in whole or in part, in the Company without the prior written consent of all Members, which consent may be given or withheld in the sole and absolute discretion of each Member. Upon the receipt of all Members’ consent, pursuant to Section 18-704(a) of the Act, a transferee shall be admitted to the Company as a substituted member (“Substituted Member”) upon agreement by such transferee to be bound by the terms of this Agreement. A Member shall cease to be a Member when the Member has transferred all such Member’s interests in the Company to one or more transferees and all such transferees are or become admitted as Substituted Members.

11.    Non-Consensual Transfers. To the fullest extent permitted by law, any purported transfer of any Member’s interest in the Company not in compliance with Section 10 shall be null and void, regardless of any notice provided to the Company, and shall not create any obligation or liability of the Company to the purported transferee, and any person purportedly acquiring any interest in the Company purportedly transferred without the prior, written consent required by Section 10 shall not be entitled to admission to the Company as a Substituted Member.
12.    Admission of Additional Members. One or more additional Members may be admitted to the Company with the consent of all of the Members upon agreement by such additional Members to be bound by this Agreement.
13.    Liability of Members. The Members shall not have any liability for the obligations or liabilities of the Company, except to the extent provided in the Act.
14.    Exculpation; Indemnification.
(a)    To the fullest extent permitted under the Act, no Member, officer, employee, agent, manager, or representative of the Company or any affiliate of any of the foregoing (exclusive of any collective investment vehicle for which the Company acts as general partner, manager or investment manager) (each, an “Indemnified Person”) shall be liable to the Company or any Member for any liabilities, obligations, losses, damages, fines, taxes and interest and penalties thereon, claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs, expenses and disbursements (including legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever, which may be imposed on, incurred by or asserted at any time against such Indemnified Person in any way related to or arising out of this Agreement, the Company or the management, administration, or activities of any Indemnified Person on behalf of the Company (“Claims and Expenses”) incurred by reason of any action taken or omitted to be taken by such Indemnified Person in any way related to or arising out of this Agreement; provided, that the foregoing shall not relieve the Indemnified Person from liability for any claim and expense to the extent that it is determined by a final judgment of a court of competent jurisdiction (from which no further appeal may be taken) to be attributable to such Indemnified Person’s bad faith or gross negligence. An Indemnified Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person (including, without limitation, a representative of a person in which the Company has invested) as to matters the Indemnified Person believes are within such other person’s professional or expert competence and who, to the extent applicable, has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of assets, liabilities, profits or losses or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.
(b)    To the fullest extent permitted under the Act, the Company shall indemnify, defend and hold harmless each of the Indemnified Persons from and against any and all Claims and Expenses, which may be imposed on, incurred by or asserted at any time against such

Indemnified Person in any way related to or arising out of this Agreement, the Company, or the management or administration of the Company or in connection with the business or affairs the Company or the activities of such Indemnified Person on behalf of the Company; provided, that no Indemnified Person shall be entitled to indemnification hereunder to the extent it shall have been determined by a final judgment of a court of competent jurisdiction (from which no further appeal may be taken) that the claims and expenses are attributable to such Indemnified Person’s bad faith or gross negligence. The right of indemnification provided hereby shall not be exclusive of, and shall not affect, any other rights to which any Indemnified Person may be entitled and nothing contained in this Section 14(b) shall limit any lawful rights to indemnification existing independently of this Section 14(b). To the fullest extent permitted under the Act, the Company shall pay the expenses (including legal fees and expenses and costs of investigation) incurred by such Indemnified Person in defending any proceeding as such expenses are incurred by such Indemnified Person and in advance of the final disposition of such matter.
15.    Tax Status. At all times that the Company has only one Member (who owns 100% of the limited liability company interests in the Company), it is the intention of the Member that the Company be disregarded as an entity separate from the member for federal, state, local and foreign income tax purposes and that the Company be treated for those purposes, but not for purposes other than taxation, a division of the member.
16.    Dissolution.
(a)    The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the unanimous written consent of the Members, (ii) at any time there are no members of the Company unless the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
(b)    The bankruptcy (as defined at Sections 18-101 and 18-304 of the Act) of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.
(c)    In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.
17.    Separability of Provisions. Each provision of this Agreement shall be considered separable, and if, for any reason, any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.
18.    Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Members.

19.    Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.
20.    Sole Benefit of Members. Except as expressly provided in this Agreement, the provisions of this Agreement are intended solely to benefit the Members and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company.
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Exhibit 10.1

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date set forth above.

INITIAL MEMBER
A-MARK PRECIOUS METALS, INC.,
a Delaware corporation

By:	/s/ Thor Gjerdrum
Thor Gjerdrum, COO

Exhibit 10.1

SCHEDULE 1
Member of A-M Global Logistics, LLC

Name	Address
A-Mark Precious Metals, Inc.	429 Santa Monica Boulevard, Suite 230 Santa Monica, California 90401

Exhibit 10.1

SCHEDULE 2
Capital Contributions of Initial Member

Name	Capital Contribution
A-Mark Precious Metals, Inc	$10.00